                                                                    EXHIBIT 99.1


                                                         NEWS

FINANCIAL
RELATIONS BOARD

AT THE COMPANY                    AT FINANCIAL RELATIONS BOARD
William N. Hahne                     Marilynn Meek - General Info (212) 827-3773
President and COO                    Susan Garland - Analysts (212) 827-3775
(713) 877-8006

FOR IMMEDIATE RELEASE:

                       KCS ENERGY, INC. CLOSES ACQUISITION


HOUSTON, TX, APRIL 14, 2005 -- KCS Energy, Inc. (NYSE: KCS) today announced that its wholly owned subsidiary, KCS Resources, Inc. has closed on the previously announced acquisition of a package of core area properties.

The acquisition includes properties in North Louisiana and East Texas that contain proved reserves internally estimated to be 47 BCFE. Approximately three-fourths of the value of the acquisition is associated with leases in the Elm Grove/Caspiana Field near the existing KCS operated field, which is the highest value field in the Company.

The adjusted closing price was $86.9 million which was funded with proceeds from a private placement of 7-1/8% Senior Notes due 2012. The Company had previously hedged an equivalent amount of the current production from the newly acquired assets through 2006.

Commenting on the merits of the transaction, William N. Hahne, President and Chief Operating Officer elaborated, "Over the last two years we have drilled 60 wells in the Elm Grove Field, increasing our gross operated production from five to over 45 Mmcfpd. Our staff has identified 185 potential drilling locations on the acquired properties, which are in the same producing trend as our existing acreage and for which no proved reserves have been assigned. The acquisition of this package is consistent with our goal to continue steady growth in production and reserves through the drill bit."

The following abbreviations are utilized herein:

Mmcfpd - Million Cubic Feet of Natural Gas Per Day
Bcfe - Billion Cubic Feet of Natural Gas Equivalent

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com ####

5555 San Felipe, Suite 1200, Houston, TX  77056